Exhibit 5.1

Osler, Hoskin & Harcourt LLP Suite 3000, Bentall Four 1055 Dunsmuir Street Vancouver, British Columbia, Canada V7X 1K8 778.785.3000 MAIN 778.785.2745 FACSIMILE

Montréal Toronto Calgary Ottawa Vancouver New York

April 2, 2024

Mind Medicine (MindMed) Inc.

One World Trade Center

Suite 8500

New York, New York

10007

Dear Sirs/Mesdames:

Re: Mind Medicine (MindMed) Inc. - Registration Statement on Form S-3

We have acted as Canadian counsel to Mind Medicine (MindMed) Inc., a British Columbia company (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company on the date hereof with the Securities and Exchange Commission relating to the proposed offering and resale by the selling shareholders identified in the prospectus included in the Registration Statement (the “Prospectus”) of up to an aggregate of 13,497,506 common shares of the Company (“Shares”), of which (a) 12,500,000 Shares (the “Existing Shares”) are issued and outstanding pursuant to a securities purchase agreement dated March 7, 2024 among the Company and the purchasers thereunder (the “Purchase Agreement”) and (b) up to 997,506 Shares (the “Conversion Shares”) are issuable upon the conversion of certain secured promissory notes (the “Notes”) in accordance with the terms and conditions of the loan and security agreement dated August 11, 2023 among the Company and the lenders and certain other parties thereunder (the “Loan Agreement”), the whole in accordance with the Securities Act of 1933, as amended.

We have examined the Registration Statement, the Prospectus, the Purchase Agreement, the Loan Agreement and all such corporate and public records, statutes and regulations and have made such investigations and have reviewed such other documents as we have deemed relevant and necessary and have considered such questions of law as we have considered relevant and necessary in order to give the opinions hereinafter set forth. As to various questions of fact material to such opinions which were not independently established, we have relied upon a certificate of an officer of the Company.

We are qualified to practice law in the Province of British Columbia and these opinions are rendered solely with respect to the Province of British Columbia and the federal laws of Canada applicable in the Province of British Columbia.

We have also assumed (a) the legal capacity of all individuals, the genuineness of all signatures, the veracity of the information contained therein, the authenticity of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies and (b) the completeness, truth and accuracy of all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials.

Where our opinion expressed herein refers to the Conversion Shares having been issued as being “fully paid and non-assessable” common shares of the Company, such opinion assumes that all required consideration (in whatever form) has been paid or provided. No opinion is expressed as to the adequacy of any consideration received.

On the basis of the foregoing and subject to the qualifications hereinafter expressed, we are of the opinion that:

(a)   the Existing Shares are validly issued, fully paid and non-assessable; and

(b)   the Conversion Shares, when issued upon conversion of the Notes in accordance with the terms and conditions of the Loan Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus.

Yours very truly,

(signed) Osler, Hoskin & Harcourt LLP

Osler, Hoskin & Harcourt LLP